UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2009

ChinaNet Online Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52672	20-4672080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No.3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC 100195
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +86-10-51600828

_________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On November 30, 2009, the Board of Directors of ChinaNet Online Holdings, Inc. (the “Company”), appointed Douglas MacLellan, Mototaka Watanabe and Zhiqing Chen to serve as independent directors (collectively, the “Independent Directors”) as defined in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. for a term of one year. The Board of Directors established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. All of the Independent Directors will serve on each committee.  Mr. MacLellan will serve as the Chairman of the Audit Committee and Compensation Committee and Mr. Cheng will serve as the Chairman of the Nominating and Corporate Governance Committee.

The Board of Directors determined that Mr. MacLellan possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 5605(c)(2)(A) of the NYSE Amex Company Guide and that he is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

Pursuant to one year agreements with the Company each of Messrs. Chen and Watanabe will receive a fee of $300 per month for the term of the agreement, as well $200 per month as long as each serves on the Audit Committee, while Mr. MacLellan will receive a monthly fee of $3,000 for the term of the agreement, as well as $2,000 a month so long as he serves as the Audit Committee Chairman.  Upon execution of their agreements, Messrs. Chen and Watanabe were each awarded a 5-year option to purchase up to 5,000 shares of common stock of the Company at $5.00 per share, such options vesting in quarterly installments annually over 24 months, so long as each is, respectively, a member of the board of directors.  Upon execution of his agreement, Mr. MacLellan was awarded (i) one 5-year option to purchase up to 24,000 shares of common stock of the Company at $5.00 per share, such options vesting in quarterly installments annually over 24 months, so long as he a member of the board of directors and (ii) one 5-year option to purchase up to 20,000 shares of common stock of the Company at $5.00 per share, such options vesting in quarterly installments over 24 months, so long as he is Chairman of the Audit Committee.  The Company will also reimburse each Independent Director for expenses related to his or her attending meetings of the board, meetings of committees of the board, executive sessions and shareholder meetings.

Mr. MacLellan currently serves as chairman and chief executive officer at Radient Pharmaceuticals, Inc. (AMEX: RPC), a vertically integrated specialty pharmaceutical company, and also serves as chairman and chief executive officer for the MacLellan Group, an international financial advisory firm established in 1992, where he advises clients on strategic planning, operational activities, corporate finance, economic policy, asset allocation and mergers & acquisitions. From 2005 to 2009, Mr. MacLellan was co-founder and vice chairman at Ocean Smart, Inc. (OTCBB: OCSM), a Canadian based aquaculture company. From 2002 to 2006, Mr. MacLellan served as chairman and co-founder at Broadband Access MarketSpace, Ltd., a China based IT advisory firm, and was also co-founder at Datalex Corp., a software and IT company specializing in mainframe applications, from 1997 to 2002. Mr. MacLellan has a MA and BA from the University of Southern California in economic and international relations.

Mr. Watanabe serves as a corporate advisor to SJI, Inc. (Jasdaq Market), a provider of computer and computer peripheral equipment and software merchant wholesaler, and has served in several capacities there since 2005, including operating officer, manager of the president’s office and corporate auditor. From 2000 to 2005, Mr. Watanabe served as the executive director for TCC Inc., a power conversion company specializing in high quality connectors and adapters for the RF connector industry. Mr. Watanabe graduated in 1966 from Chuo University Faculty of Commerce in Japan.

Mr. Chen is a partner of Jin Mao P.R.C. Lawyers in Shanghai, specializing in corporate law, including foreign investments and mergers and acquisitions. Mr. Chen’s clients include local PRC enterprises as well as international corporations. Prior to joining the Company, Mr. Chen served as a non-management director for Shanghai Fumai Investment Management Co., Ltd., Shanghai Zhijinwu Investment Management Co., Ltd, and Shanghai Merciful Groups Co., Ltd.  Mr. Chen received a law degree in international economics from East China University, a master’s degree in economic philosophy from Fudan University, and an EMBA degree from Beijing University.

None of the Independent Directors have any family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which the Independent Directors had, or will have, a direct or indirect material interest.

Item 8.01. Other Events.

On December 1, 2009, the Company issued a press release announcing the appointment of the Independent Directors.  A copy of the press release is attached hereto as Exhibit 99.4

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

No.	Description
99.1	Independent Director Agreement of Douglas MacLellan
99.2	Independent Director Agreement of Motataka Watanabe
99.3	Independent Director Agreement of Zhiqing Chen
99.4	Press Release dated December 1, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2009	ChinaNet Online Holdings, Inc.

	By:	/s/ Cheng Handong
Name: Cheng Handong
Title: Chief Executive Officer

EXHIBIT INDEX

No.	Description
99.1	Independent Director Agreement of Douglas MacLellan
99.2	Independent Director Agreement of Motataka Watanabe
99.3	Independent Director Agreement of Zhiqing Chen
99.4	Press Release dated December 1, 2009